                                                            EXHIBIT NO. 99.15(a)

                               MFS SERIES TRUST V

                              MFS TOTAL RETURN FUND

                     AMENDED AND RESTATED DISTRIBUTION PLAN



         AMENDED AND RESTATED DISTRIBUTION PLAN with respect to the shares of beneficial interest to be designated "CLASS A" of the MFS TOTAL RETURN FUND (the "Fund"), a series of MFS Series Trust V (the "Trust"), a business trust organized and existing under the laws of The Commonwealth of Massachusetts, dated the 17th day of May, 1989, amended and restated the 19th day of December, 1990, amended and restated the 23rd day of August, 1993 and amended this 21st day of December, 1994.

                                   WITNESSETH:


         WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, a plan of distribution pursuant to Rule 12b-1 of the 1940 Act was previously adopted and approved by the Trustees of the Trust, including the Qualifying Trustees (as defined below), and by the shareholders of the Fund; and

         WHEREAS, the Trust intends to continue to distribute the Shares of Beneficial Interest (without par value) of the Fund designated Class A Shares (the "Shares") in part in accordance with Rule 12b-1 under the 1940 Act ("Rule 12b-1"), and desires to adopt this amended and restated Distribution Plan (the "Plan") as a plan of distribution pursuant to such Rule; and

         WHEREAS, the Trust has entered into a distribution agreement (the "Distribution Agreement") in a form approved by the Board of Trustees of the Trust (the "Board of Trustees") in the manner specified in Rule 12b-1, with MFS Fund Distributors, Inc., a Delaware corporation, as distributor (the "Distributor"), whereby the Distributor provides facilities and personnel and renders services to the Fund in connection with the offering and distribution of the Shares; and

         WHEREAS, the Trust recognizes and agrees that the Distributor will enter into agreements ("Dealer Agreements") with various securities dealers and other financial intermediaries ("Dealers") pursuant to which the Dealers will act as dealers of the Shares in connection with the offering of Shares; and

         WHEREAS, the Distribution Agreement provides that a sales charge may be paid by investors who purchase Shares and that the Distributor and Dealers will receive such sales charge as partial compensation for their services in connection with sale of Shares; and

         WHEREAS, the Board of Trustees, in considering whether the Fund should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Fund and its Class A shareholders;

         NOW, THEREFORE, the Board of Trustees hereby adopts this Plan for the Fund as a plan of distribution relating to the Shares in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

         1. As specified in the Distribution Agreement, the Distributor shall provide facilities, personnel and a program with respect to the offering and sale of Shares. Among other things, the Distributor shall be responsible for all expenses of printing (excluding typesetting) and distributing prospectuses to prospective shareholders and providing such other related services as are reasonably necessary in connection therewith.

         2. The Distributor shall bear all distribution-related expenses to the extent specified in the Distribution Agreement in providing the services described in Section 1, including without limitation, the compensation of personnel necessary to provide such services and all costs of travel, office expenses (including rent and overhead), equipment, printing, delivery and mailing costs.

         3. As partial consideration for the services performed and expenses incurred in the performance of its obligations under the Distribution Agreement, the Fund shall pay the Distributor a distribution fee periodically at a rate of 0.10% per annum of the average daily net assets of the Fund attributable to the Shares. Such payments shall commence following shareholder approval of the Plan but only upon notification by the Distributor to the Fund of the commencement of the Plan (the "Commencement Date").

         4. As partial consideration for the personal services and/or account maintenance services performed by each Dealer in the performance of its obligations under its Dealer Agreement, the Fund shall on or after the Commencement Date pay each Dealer a service fee periodically at a rate not to exceed 0.25% per annum of the portion of the average daily net assets of the Fund that is represented by Shares that are owned by investors for whom such Dealer is the holder or dealer of record. The Distributor may from time to time reduce the amount of the service fee paid to a Dealer for Shares sold prior to certain date.

         5. In addition to fees payable pursuant to Sections 3 and 4 hereof, the expenses permitted to be paid by the Fund pursuant to this Plan on or after the Commencement Date shall include other distribution related expenses. These other distribution related expenses may include, but are not limited to, a dealer commission and a payment to wholesalers employed by the Distributor on net asset value purchases at or above a certain dollar level.

         The aggregate amount of fees and expenses paid pursuant to Sections 3 and 4 hereof and this Section 5 shall not exceed 0.35% per annum of the average daily net assets of the Fund attributable to the Shares. No fees shall be paid pursuant to Section 4 hereof or this Section 5 to any insurance company which has entered into an agreement with the Trust on behalf of the Fund and the Distributor that permits such insurance company to purchase Shares from the Fund at their net asset value in connection with annuity agreements issued in connection with the insurance company's separate accounts. That portion of the Fund's average daily net assets on which fees payable under Section 4 hereof and this Section 5 are calculated may be subject to certain minimum amount requirements as may be determined, and additional or different dealer or wholesaler qualification standards that may be established, from time to time by the Distributor. The Distributor shall be entitled to be paid any fees payable under Section 4 hereof or this Section 5 with respect to accounts for which no Dealer of record exists or qualification standards have not been met as partial consideration for personal services and/or account maintenance services provided by the Distributor to the Shares. The fees and expenses payable pursuant to
Section 4 and this Section 5 may from time to time be paid by the Fund to the Distributor and the Distributor will then pay these expenses on behalf of the Fund.

         6. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of the Fund.

         7. This Plan shall become effective upon (a) approval by a vote of at least a "majority of the outstanding voting securities" of the Shares, and (b) approval by a vote of the Board of Trustees and vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any of the agreements related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

         8. This Plan shall continue in effect indefinitely; provided, however, that such continuance is subject to annual approval by a vote of the Board of Trustees and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Plan. If such annual approval is not obtained, this Plan shall expire 12 months after the effective date of the last approval.

         9. This Plan may be amended at any time by the Board of Trustees; provided that (a) any amendment to increase materially the amount to be spent for the services described herein shall be effective only upon approval by a vote of a "majority of the outstanding voting securities" of the Shares and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of the Shares.

         10. The Distributor shall provide the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

         11. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

         12. For the purposes of this Plan, the terms "interested person" and "majority of the outstanding voting securities" are used as defined in the 1940 Act. In addition, for purposes of determining the fees payable to Dealers and wholesalers, the value of the Share's net assets shall be computed in the manner specified in the Fund's then current prospectus for computation of the net asset value of the Shares.

         13. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in Section 10 hereof (collectively the "Records") for a period of six years from the end of the fiscal year in which such Record was made and each such Record shall be kept in an easily accessible place for the first two years of said record keeping.

         14. This Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

         15. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.